Exhibit 99.1

Spring Pharmaceutical Group Inc. Reports Financial Results for the Three and Nine Months Ended December 31, 2018
Jining, China, Feb. 14, 2019 /PRNewswire/ -- Spring Pharmaceutical Group, Inc. (OTCQB: CYIG) (“Spring Pharmaceutical” or the "Company”) today announced its financial results for the three and nine months ended December 31, 2018.
Three Months Ended December 31, 2018 Financials Highlights
•
Total revenues increased by 13.3% to $19.49 million with growth in sales across all three product categories. Sales of acer truncatum seed oil were particularly strong, increasing by 23.6% to $5.08 million and accounted for 26.1% of total revenues.

•	Overall gross margin increased by 5.8% to 45.2%, as a result of increased contribution from the higher margin acer truncatum seed oil and decreased raw material, packaging and manufacturing costs.
•	Net income attributable to the Company was $4.34 million, or $0.15 per share, compared to $2.78 million, or $0.09 per share, for the same period of the prior fiscal year.
“For the fiscal third quarter ended December 31, 2018, revenues grew by 13.3% (or 18.2% as measured in RMB) to $19.49 million with growth across all three product categories while net income increased by 56.4% to $4.48 million, highlighting continuing momentum in our businesses,” commented Mr. Tinghe Yan, Chairman and Chief Executive Officer of the Company.
Mr. Yan continued, “More exciting was that we have started harvesting seed pods from our self-grown acer truncatum bunge tree bases since November 2018, leading to solid increase in both revenues and margin for our acer truncatum seed oil business for the fiscal third quarter. With the rest of the acer truncatum bunge trees at our 5,880 mu planting bases set to become commercially productive one after another in the next two to three years, we are well positioned to further grow and integrate our acer truncatum seed oil business. Looking ahead, we firmly believe that our self-grown planting bases, modern production facilities, strong R&D capabilities, combined with our powerful direct sales model, give us significant competitive advantages in pricing, production and distribution in the long run.”
 Three Months Ended December 31, 2018 Financial Results

	For the Three Months Ended December 31,
($ millions, except per share data)	2018	2017	% Change
Revenues	$19.49	$17.21	13.3%
Gross profit	$8.82	$6.79	29.9%
Gross margin	45.2%	39.4%	5.8%
Operating income	$5.93	$3.78	56.8%
Operating margin	30.4%	22.0%	8.4%
Net income attributable to CYIG	$4.34	$2.78	56.4%
Earnings per share	$0.15	$0.09	56.1%

Revenues
For the three months ended December 31, 2018, total revenues increased by $2.28 million, or 13.3%, to $19.49 million from $17.21 million for the same period of the prior fiscal year. The increase in total revenues was across the all three product categories with sales for acer truncatum seed oil was particularly strong. The increase in revenues in RMB was 18.2% which was partially offset by the RMB depreciation versus USD during the three months ended December 31, 2018.
Revenues from health care products increased by $0.55 million, or 8.4%, to $7.16 million for the three months ended December 31, 2018 from $6.60 million for the same period of the prior fiscal year. The actual increase in revenue in RMB was 13.4% as compared to the same period of the prior fiscal year, but 5.0% of the increase was offset by lower USD converted from RMB due to RMB depreciation. The increase in sales of the health care products was primarily due to the expansion of our customer base and the increase in online direct sales.
Revenues from Huoliyuan capsules increased by $0.76 million, or 11.7%, to $7.25 million for the three months ended December 31, 2018 from $6.49 million for the same period of the prior fiscal year. The actual sales in RMB for the three months ended December 31, 2018 increased by 16.8% compared to the same period of the prior fiscal year but 5.1% of the increase was offset by lower USD converted from RMB due to RMB depreciation. The increase in sales of Huoliyuan capsules was primarily due to the stabilization of market competition.
Revenues from acer truncatum seed oil products increased by $0.97 million, or 23.6%, to $5.08 million for the three months ended December 31, 2018 from $4.11 million for the same period of the prior fiscal year. The actual increase in revenue in RMB was 28.2% as compared to the same period of the prior fiscal year, but 4.6% of the increase was offset by lower USD converted from RMB due to RMB depreciation. The increase in sales of acer truncatum seed oil products was primarily due to the continuing promotions of acer truncatum seed oil at conferences, which highlighted the features and benefits of the product to our distributors and customers. Since July 2015 the Company has produced and sold acer truncatum seed oil extracted from the acer truncatum pods purchased from third party vendors. Approximately 10% of the Company’s self-grown acer truncatum trees were harvested for production during the fiscal quarter ended December 31, 2018, and the rest of the self-grown acer truncatum pods will be gradually ready for use in production during the next two to three years depending upon the timing of their harvest.
The sales of health care products, Huoliyuan capsules, and acer truncatum seed oil products accounted for 36.7%, 37.2%, and 26.1%, respectively, of total revenues for the three months ended December 31, 2018, compared to 38.4%, 37.7%, and 23.9%, respectively, for the same period of the prior fiscal year.
The following table summarizes revenues and gross profit by products for the three months ended December 31, 2018 and 2017, respectively:

Cost of Goods Sold
Cost of goods sold comprised primarily the cost of finished goods purchased from Shandong Yongchuntang, raw materials of our self-grown acer truncatum pods and pods that we purchased from third party vendors, and the manufacturing cost of acer truncatum seed oil products and Huoliyuan capsules. For the three months ended December 31, 2018, total cost of goods sold increased by $0.25 million, or 2.4%, to $10.67 million from $10.42 million for the same period of the prior fiscal year. The actual increase in RMB was 6.8%, but 4.4% of the increase was offset by lower USD converted from RMB due to RMB Depreciation. The increase in total cost of goods sold was due to increased sales and partially offset by decreased production cost of acer truncatum bunge seed oil products due to the using of self-grown acer truncatum pods with cost lower than the pods purchased from third parties.
As a percentage of revenues, total cost of goods sold was 54.8% for the three months ended December 31, 2018, compared to 60.6% for the same period of the prior fiscal year. The decrease in the percentages of the costs of goods sold to total revenues was primarily due to the decreased raw material, packaging and manufacturing cost for acer truncatum bunge seed oil products.
Cost of goods sold for health care products, Huoliyuan capsules, and acer truncatum seed oil products were $3.98 million, $5.07 million and $1.62 million, respectively for the three months ended December 31, 2018, compared to $3.67 million, $4.51 million, and $2.25 million, respectively, for the same period of the prior fiscal year.
Gross Profit
Gross profit increased by $2.03 million, or 29.9%, to $8.82 million for the three months ended December 31, 2018 from $6.79 million for the same period of the prior fiscal year. Gross profit for health care products, Huoliyuan capsules, and acer truncatum seed oil products were $3.18 million, $2.18 million, and $3.46 million, respectively, for the three months ended December 31, 2018, compared to $2.94 million, $1.99 million, and $1.87 million, respectively, for the same period of the prior fiscal year.
Overall gross margin was 45.2%, with gross margins for health care products, Huoliyuan capsules, and acer truncatum seed oil products being 44.4%, 30.1%, and 68.1%, respectively, for the three months ended December 31, 2018. Overall gross margin was 39.4%, and gross margins for health care products, Huoliyuan capsules, and acer truncatum seed oil products were 44.5%, 30.6%, and 45.4%, respectively, for the same period of the prior fiscal year. The increase in overall gross margin was mainly due to the increased contribution from the higher margin acer truncatum seed oil products.
Operating Expenses
Selling expenses consist primarily of sales commissions, advertising and promotion, freight charges, and related compensation. For the three months ended December 31, 2018, selling expenses was essentially unchanged at $1.28 million.
General and administrative expenses decreased by $0.13 million, or 9.2%, to $1.31 million for the three months ended December 31, 2018 from $1.45 million for the same period of the prior fiscal year. The decrease in general and administrative expenses was primarily due to the decrease in legal fees and social security payments offsetting by the increase in consulting fees.
Research and development expenses were $0.30 million for the three months ended December 31, 2018, compared to $0.28 million for the same period of the prior fiscal year. Our long-term goal is to utilize advanced biological technology to refine and extract the beneficial compounds in plants that have traditionally been known to have medicinal benefits, primarily gingko and acer truncatum bunge plants. As of December 31, 2018, the Company had a staff of 27 in its R&D department.
As a result of the foregoing, total operating expenses decreased by $0.12 million, or 3.9%, to $2.89 million for the three months ended December 31, 2018, from $3.00 million for the same period of the prior fiscal year.
Operating Income
Total operating income increased by $2.15 million, or 56.8%, to $5.93 million for the three months ended December 31, 2018, from $3.78 million for the same period of the prior fiscal year. The increase in total operating income was mainly a result of increased gross profit as well as decreased operating expenses. Operating margin was 30.4% for the three months ended December 31, 2018, compared to 22.0% for the same period of the prior fiscal year.
Income before Income Taxes
Interest income was $35,141 for the three months ended December 31, 2018, compared to $32,376 for the same period of the prior fiscal year.
Income before income tax provisions increased by $2.15 million, or 56.4%, to $5.97 million for the three months ended December 31, 2018, from $3.82 million for the same period of the prior fiscal year.
Net Income
Provision for income tax increased by $0.54 million, or 56.4%, to $1.49 million for the three months ended December 31, 2018, from $0.95 million for the same period of the prior fiscal year.
Net income increased by $1.61 million, or 56.4%, to $4.48 million for the three months ended December 31, 2018, from $2.86 million for the same period of the prior fiscal year.
After the deduction of non-controlling interest, net income attributable to the Company was $4.34 million, or $0.15 per basic and diluted share for the three months ended December 31, 2018, compared to $2.78 million, or $0.09 per basic and diluted share, for the same period of the prior fiscal year.

Nine Months Ended December 31, 2018 Financial Results
	For the Nine Months Ended December 31,
($ millions, except per share data)	2018	2017	% Change
Revenues	$59.07	$48.21	22.5%
Gross profit	$25.81	$18.69	38.1%
Gross margin	43.7%	38.8%	4.9 pp
Operating income	$17.63	$11.47	53.8%
Operating margin	29.9%	23.8%	6.1 pp
Net income attributable to CYIG	$12.91	$8.82	46.3%
Earnings per share	$0.43	$0.30	46.1%
•
Total revenues increased by 22.5% to $59.07 million with growth in sales across all three product categories. Sales of acer truncatum seed oil products were particularly strong, increasing by 76.9% to $15.03 million and accounted for 25.4% of total revenues.

•
Overall gross margin increased by 4.9% to 43.7%, benefitting from increased contribution from the higher margin acer truncatum seed oil products and decreases in raw material, packaging and manufacturing costs.

•	Net income attributable to the Company was $12.91 million, or $0.43 per share, compared to $8.82 million, or $0.30 per share, for the same period of the prior fiscal year.
Revenues
For the nine months ended December 31, 2018, total revenues increased by $10.86 million, or 22.5%, to $59.07 million from $48.21 million for the same period of the prior fiscal year. The increase in total revenues was across the all three product categories with sales for acer truncatum seed oil particularly strong.
Revenues from health care products increased by $2.12 million, or 10.6%, to $22.08 million for the nine months ended December 31, 2018 from $19.97 million for the same period of the prior fiscal year. The increase in sales of the health care products was primarily due to the expansion of our customer base and the increase in online direct sales.
Revenues from Huoliyuan capsules increased by $2.21 million, or 11.2%, to $21.95 million for the nine months ended December 31, 2018 from $19.75 million for the same period of the prior fiscal year. The increase in sales of Huoliyuan capsules was primarily due to the stabilization of market competition.
Revenues from acer truncatum seed oil products increased by $6.53 million, or 76.9%, to $15.03 million for the nine months ended December 31, 2018 from $8.50 million for the same period of the prior fiscal year. The increase in sales of acer truncatum seed oil was primarily due to the continuing promotions of acer truncatum seed oil at conferences highlighting features and benefits of the product to our distributors and customers. Since July 2015 the Company has produced and sold acer truncatum seed oil extracted from the acer truncatum pods purchased from third party vendors. Approximately 10% of the Company’s self-grown acer truncatum trees were harvested for production during the fiscal quarter ended December 31, 2018, and the rest of the self-grown acer truncatum pods will be gradually ready for use in production during the next two to three years depending upon the timing of their harvest.

The sales of health care products, Huoliyuan capsules, and acer truncatum seed oil accounted for 37.4%, 37.2%, and 25.4%, respectively, of total revenues for the nine months ended December 31, 2018, compared to 41.4%, 41.0%, and 17.6%, respectively, for the same period of the prior fiscal year.
The following table summarizes revenues and gross profit by products for the nine months ended December 31, 2018 and 2017, respectively:

Cost of Goods Sold
Cost of goods sold comprised primarily the cost of finished goods purchased from Shandong Yongchuntang, raw materials of our self-grown acer truncatum pods and pods that we purchased from third party vendors, and the manufacturing cost of acer truncatum seed oil and Huoliyuan capsules. For the nine months ended December 31, 2018, total cost of goods sold increased by $3.74 million, or 12.7%, to $33.26 million from $29.52 million for the same period of the prior fiscal year.
As a percentage of revenues, total cost of goods sold was 56.3% for the nine months ended December 31, 2018, compared to 61.2% for the same period of the prior fiscal year. The decrease was primarily due to the decreased raw material, packaging and manufacturing costs for acer truncatum seed oil products.
Cost of goods sold for health care products, Huoliyuan capsules, and acer truncatum seed oil products were $12.28 million, $15.44 million and $5.53 million, respectively for the nine months ended December 31, 2018, compared to $11.07 million, $13.74 million, and $4.72 million, respectively, for the same period of the prior fiscal year.
Gross Profit
Gross profit increased by $7.12 million, or 38.1%, to $25.81 million for the nine months ended December 31, 2018, from $18.69 million for the same period of the prior fiscal year. Gross profit for health care products, Huoliyuan capsules, and acer truncatum seed oil were $9.80 million, $6.51 million, and $9.50 million, respectively, for the nine months ended December 31, 2018, compared to $8.90 million, $6.01 million, and $3.78 million, respectively, for the same period of the prior fiscal year.
Overall gross margin was 43.7%, with gross margins for health care products, Huoliyuan capsules, and acer truncatum seed oil being 44.4%, 29.6%, and 63.2%, respectively, for the nine months ended December 31, 2018. Overall gross margin was 38.8%, and gross margins for health care products, Huoliyuan capsules, and acer truncatum seed oil were 44.6%, 30.4%, and 44.5%, respectively, for the same period of the prior fiscal year. The increase in overall gross margin was mainly due to the increased contribution from the higher margin acer truncatum seed oil.

Operating Expenses
Selling expenses consist primarily of sales commissions, advertising and promotion, freight charges, and related compensation. For the nine months ended December 31, 2018, selling expenses increased by $0.39 million, or 10.7%, to $3.98 million from $3.60 million for the same period of the prior fiscal year. The increase in selling expenses was primarily due to the increases in shipping cost and sales commission as a result of increased sales.
General and administrative expenses increased by $0.28 million, or 8.7%, to $3.50 million for the nine months ended December 31, 2018 from $3.22 million for the same period of the prior fiscal year. The increase in general and administrative expenses was primarily due to the increase in depreciation and amortization expenses, and legal and consulting fees.
Research and development expenses increased by $0.28 million, or 69.3%, to $0.69 million for the nine months ended December 31, 2018 from $0.41 million for the same period of the prior fiscal year. The increase in research and development expenses was mainly due to the increased cost of the materials used by the R&D department. As of December 31, 2018, the Company had a staff of 27 in its R&D department.
As a result, total operating expenses increased by $0.95 million, or 13.1%, to $8.18 million for the nine months ended December 31, 2018, from $7.23 million for the same period of the prior fiscal year.
Operating Income
Total operating income increased by $6.17 million, or 53.8%, to $17.63 million for the nine months ended December 31, 2018, from $11.47 million for the same period of the prior fiscal year. The increase in total operating income was mainly a result of increased gross profit, partially offset by increased operating expenses. Operating margin was 29.9% for the nine months ended December 31, 2018, compared to 23.8% for the same period of the prior fiscal year.
Income before Income Taxes
Interest income was $0.11 million for the nine months ended December 31, 2018, compared to $0.09 million for the same period of the prior fiscal year. The Company also booked gain on disposal of acer truncatum bunge plants of $0.57 million for the nine months ended December 31, 2018.
Income before income tax provisions increased by $5.62 million, or 46.3%, to $17.74 million for the nine months ended December 31, 2018, from $12.13 million for the same period of the prior fiscal year.

Net Income
Provision for income tax increased by $1.40 million, or 46.3%, to $4.44 million for the nine months ended December 31, 2018, from $3.03 million for the same period of the prior fiscal year.
Net income increased by $4.21 million, or 46.3%, to $13.31 million for the nine months ended December 31, 2018, from $9.10 million for the same period of the prior fiscal year.
After the deduction of non-controlling interest, net income attributable to the Company was $12.91 million, or $0.43 per basic and diluted share for the nine months ended December 31, 2018, compared to $8.82 million, or $0.30 per basic and diluted share, for the same period of the prior fiscal year.
Liquidity and Capital Resources
As of December 31, 2018, the Company had cash and cash equivalents of $35.96 million, compared to $25.35 million as of March 31, 2018. Inventories was $3.58 million as of December 31, 2018, compared to $2.38 million as of March 31, 2018. The increase in inventories was mainly due to the increase in raw materials. Total working capital was $39.60 million as of December 31, 2018, compared to $28.08 million as of March 31, 2018.
Net cash provided by operating activities was $13.79 million for the nine months ended December 31, 2018, compared to $12.13 million for the same period of the prior fiscal year. Net cash used in investing activities was $0.74 million for the nine months ended December 31, 2018, compared to $4.45 million for the same period of the prior fiscal year. Net cash provided by financing activities was $nil for the nine months ended December 31, 2018 and 2017, respectively.
About Spring Pharmaceutical Group, Inc.
Based in Jining, Shandong Province and founded in January 1989, Spring Pharmaceutical Group, Inc., through its subsidiaries, engages in the business of (i) distributing health care supplement products manufactured by Shandong Yongchuntang Group Co., Ltd. in the PRC, (ii) developing, manufacturing, and selling Huoliyuan capsules, a prescription medicine, (iii) developing acer truncatum bunge planting bases, and manufacturing and selling acer truncatum bunge seed oil in the PRC. Acer truncatum bunge plants are a species of maple tree. For more information about the Company, please visit http://www.yctgroup.com/.
Forward-Looking Statements
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:
At the Company:
Zecheng Shao, Vice President
Phone: +86-156-5377-2006
Email: zc_shao@126.com

Investor Relations:
Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
Email: ttian@weitianco.com

SPRING PHARMACEUTICAL GROUP, INC.
(FORMERLY KNOWN AS CHINA YCT INTERNATIONAL GROUP, INC.)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2018	2017	2018	2017

Sales	$19,494,574	$17,211,156	$59,068,360	$48,212,805
Cost of Goods Sold (including $3,922,496 and $3,623,226 from a related party for the three months ended December 31, 2018 and 2017, respectively; including $12,098,816 and $10,932,869 from a related party for the nine months ended December 31, 2018 and 2017, respectively)	10,674,733	10,422,916	33,259,278	29,521,454
Gross profit	8,819,841	6,788,240	25,809,082	18,691,351
Operating expenses
Selling expenses	1,278,446	1,278,544	3,982,927	3,596,983
General and administrative expenses	1,311,969	1,445,469	3,504,013	3,222,132
Research and development expenses	297,089	280,229	688,246	406,640
Total operating expenses	2,887,504	3,004,242	8,175,186	7,225,755
Income from operations	5,932,337	3,783,998	17,633,896	11,465,596
Gain on disposal of acer truncatum bunge plants	-	-	-	573,092
Interest income	35,141	32,376	110,186	88,678
Income before income tax provision	5,967,478	3,816,374	17,744,082	12,127,366
Income tax provision	1,491,869	954,093	4,436,020	3,031,841
Net income	4,475,609	2,862,281	13,308,062	9,095,525
Less: Net income attributable to noncontrolling interest	134,268	85,869	399,242	272,866
Net income attributable to the Company	4,341,341	2,776,412	12,908,820	8,822,659
Other comprehensive income (loss):
Foreign currency translation adjustment	278,156	1,557,010	(9,384,322)	5,121,310
Comprehensive income	4,753,765	4,419,291	3,923,740	14,216,835
Less: Comprehensive income attributable to noncontrolling interest	142,613	132,578	117,713	425,325
Comprehensive income attributable to the Company	$4,611,152	$4,286,713	$3,806,027	$13,791,510

Earnings per common share
Basic and Diluted	$0.15	$0.09	$0.43	$0.30

Weighted average number of common shares outstanding
Basic and Diluted	29,839,168	29,789,168	29,827,532	29,789,168

SPRING PHARMACEUTICAL GROUP, INC.
(FORMERLY KNOWN AS CHINA YCT INTERNATIONAL GROUP, INC.)

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31,	MARCH 31,
	2018	2018

Assets

Current assets:
Cash and cash equivalents	$35,962,549	$25,353,360
Accounts receivable	180,894	174,558
Inventories	3,579,491	2,383,382
Purchase deposit to related party	1,195,399	1,412,864
Prepaid leases – current portion	858,659	741,583
Total current assets	41,776,992	30,065,747

Prepaid leases	1,107,793	641,349
Development cost of acer truncatum bunge planting, net	45,442,082	48,984,881
Plant, property, and equipment, net	14,492,277	16,793,413
Intangible assets, net	9,939,499	11,862,017
Deferred tax assets	85,620	200,387
Security deposit to related party	1,457,046	1,590,305
Total assets	$114,301,309	$110,138,099

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and other accrued expenses	$107,701	$372,782
Advance from customers	-	445,829
Taxes payable	2,073,578	1,164,198
Total current liabilities	2,181,279	1,982,809

Stockholders' Equity
Preferred stock, par value $0.001 per share; 5,000,000 shares authorized, zero shares issued and outstanding	-	-
12% Preferred stock, par value $500 per share; 45 shares authorized, issued and outstanding	22,500	22,500
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 29,839,168 and 29,789,168 shares issued and outstanding at December 31, 2018 and March 31, 2018, respectively	29,839	29,789
Additional paid-in capital	4,363,788	4,322,838
Statutory reserve	1,828,504	1,828,504
Retained earnings	107,356,757	94,447,937
Accumulated other comprehensive income (loss)	(4,647,776)	4,455,017
Total stockholders' equity attributable to the Company	108,953,612	105,106,585
Noncontrolling interest	3,166,418	3,048,705
Total stockholders' equity	112,120,030	108,155,290
Total liabilities and stockholders' equity	$114,301,309	$110,138,099

SPRING PHARMACEUTICAL GROUP, INC.
(FORMERLY KNOWN AS CHINA YCT INTERNATIONAL GROUP, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	NINE MONTHS ENDED
	DECEMBER 31,
	2018	2017
Cash Flows From Operating Activities:
Net income	$13,308,062	$9,095,525
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of development cost of accer tructum bunge planting	75,435	-
Depreciation and amortization of plant, property and equipment	1,007,443	951,711
Amortization of intangible assets	951,318	949,886
Amortization of prepaid leases	659,787	654,324
Stock-based compensation expenses	41,000	-
Deferred taxes	100,378	268,475
Gain on disposal of acer truncatum bunge plants	-	(573,092)
Changes in operating assets and liabilities:
Purchase deposit to vendors	-	669,250
Inventory	(1,430,058)	2,286,222
Accounts receivable	(21,477)	962,842
Cash received from cancellation of lease	-	57,137
Prepaid expenses	-	(175,771)
Prepaid leases	(1,376,345)	-
Taxes payable	1,031,631	(1,034,267)
Purchase deposit and accounts payable to related party, net	101,505	(1,996,995)
Accounts payable and other accrued expenses	(239,579)	17,174
Advance from customers	(418,489)	-
Net cash provided by operating activities	13,790,611	12,132,421

Cash Flows From Investing Activities:
Acquisition of property, plant and equipment	(91,582)	(2,125,638)
Proceeds from disposal of acer truncatum bunge plants	-	2,129,638
Development cost of acer truncatum bunge planting	(651,092)	(4,457,916)
Net cash used in investing activities	(742,674)	(4,453,916)

Effect of exchange rate changes on cash and cash equivalents	(2,438,748)	781,409
Net increase in cash and cash equivalents	10,609,189	8,459,914
Cash and cash equivalents at beginning of period	25,353,360	10,308,622
Cash and cash equivalents at end of period	$35,962,549	$18,768,536

Supplemental disclosures of cash flow information:
Cash paid during the periods for:
Interest	$-	$-
Income taxes	$3,342,017	$3,495,744